Exhibit 99.1
The Timken Company
Media Contact: Jeff Dafler
Manager – Global Media &
Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Manager – Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
Timken Reports Record First-Quarter Results
•	Sales rise as global industrial demand remains strong

•	Earnings improve on execution of strategic initiatives

•	Company confirms expectations for record full-year earnings
     CANTON, Ohio – April 30, 2008 – The Timken Company (NYSE: TKR) today reported sales of $1.43 billion during the first quarter of 2008, an increase of 12 percent over the same period a year ago. The increase was driven by strong sales in global industrial markets, as the company benefited from its capacity-expansion initiatives, as well as the favorable impact of pricing, surcharges and currency.
     First-quarter income from continuing operations was $84.5 million, or $0.88 per diluted share, compared to $74.3 million, or $0.78 per diluted share, in the first quarter of 2007. Excluding special items, income from continuing operations increased 26 percent to $78.9 million or $0.82 per diluted share for the first quarter of 2008, compared to $62.5 million or $0.66 per diluted share in the prior-year period. Strong first-quarter earnings benefited from favorable pricing, volume, mix and currency, which were partially offset by higher LIFO charges related to increased material costs. Special items, net of tax, in the first quarter of 2008 totaled $5.6 million of income compared to $11.8 million of income in the same period last year and included a gain on a real estate divestment associated with a prior plant closure, partially offset by charges related to restructuring, rationalization and impairment.

     “We achieved record first-quarter earnings as execution of our strategic initiatives and a more efficient operating model allowed us to take better advantage of continued strong global demand for our industrial products,” said James W. Griffith, Timken’s president and chief executive officer. “We continue to have a positive outlook for 2008 performance as we bring more capacity online in attractive markets and advance our pricing and execution initiatives.”
     During the quarter, the company:
•	Implemented the next wave of Project O.N.E., Timken’s business process improvement and global systems initiative, covering most of the company’s remaining U.S. and European operations;

•	Completed construction of a new industrial bearing manufacturing plant in Chennai, India, and a new aerospace and precision products facility in Chengdu, China, which are part of Timken’s strategy of driving growth in key global industrial markets; and

•	Acquired the assets of Boring Specialties Inc. (BSI), which provides steel components for the oil and gas industry, further expanding Timken’s ability to serve the growing market for high-performance energy products.
     Total debt was $873.3 million as of March 31, 2008, or 29.7 percent of capital. Net debt at March 31, 2008, was $805.1 million, or 28.0 percent of capital, compared to $693.0 million, or 26.1 percent, as of Dec. 31, 2007. The increase in net debt was due to seasonal working capital requirements and strong demand. In addition, net debt increased due to acquisitions, net of divestments, during the quarter. The company expects to end 2008 with lower net debt and leverage, providing additional financial capacity to pursue strategic investments.
     First-quarter financial reporting reflects changes to the company’s management structure to improve execution and accelerate profitable growth. The company operates under two major business groups, the Steel Group and the Bearings and Power Transmission Group, which includes three reporting segments – Mobile Industries, Process Industries, and Aerospace and Defense. The following group and segment results exclude special items and unallocated corporate expenses.

The Timken Company	-2-

Bearings and Power Transmission Group Results
     The Bearings and Power Transmission Group had first-quarter sales of $1.05 billion, up 13 percent from $0.93 billion for the same period last year, primarily resulting from organic growth in the Process Industries and Aerospace and Defense segments, and the favorable impact of acquisitions and currency. Earnings before interest and taxes (EBIT) for the first quarter were $93.7 million, up 72 percent from $54.5 million in the first quarter of 2007, benefiting from improvements across all three reporting segments.
Mobile Industries Segment Results
     Timken’s Mobile Industries business provides products and services for the automotive, mining, agriculture, construction and rail industries. These products and services include bearings and bearing assemblies used in a range of powertrain applications, seals, lubricants, sensor systems and repair services.
     In the first quarter, Mobile Industries sales were $635.3 million, an increase of 4 percent from $609.5 million for the same period a year ago. Higher sales were driven by stronger demand in the off-highway and heavy-truck market sectors, pricing and the impact of currency. These favorable factors were partially offset by lower demand from the North American light-vehicle market sector, which included the effects of a strike in the automotive industry.
     EBIT was $26.6 million, up 27 percent from $20.9 million in the first quarter of 2007, driven by improved pricing, as well as the favorable impact of mix, currency and restructuring, partially offset by the effects of a strike in the automotive industry.
     The company expects full-year results to improve for the Mobile Industries segment compared to the prior year, as it realizes the benefits of its pricing, portfolio-management and restructuring initiatives, which are expected to more than offset higher raw-material costs.

The Timken Company	-3-

Process Industries Segment Results
     Process Industries serves customers in power transmission, energy and heavy industry, including the metals, aggregate, cement, and pulp and paper sectors, with original equipment and aftermarket solutions. Timken’s Process Industries products are found in gear drives and a broad range of industrial machines.
     Process Industries had first-quarter sales of $312.6 million, up 25 percent from $249.2 million for the same period a year ago. The increase resulted from strong demand across broad industrial market sectors, new capacity coming online and advanced customer purchases ahead of Project O.N.E. implementation. In addition, the company benefited from strong pricing and currency.
     First-quarter EBIT was $59.9 million, up 121 percent from $27.1 million in the prior-year period. EBIT performance benefited from strong volume, increased capacity for large-bore products, pricing and currency. Partially offsetting these benefits were higher raw-material, manufacturing and logistics costs.
     Timken expects to see continued top-line growth in the Process Industries segment in 2008 compared to 2007, particularly in market sectors where the company has focused its growth initiatives, including energy, heavy industry and distribution, as well as in Asia. The company continues to expect strong results in Process Industries for the full year compared to 2007, although lower than first-quarter levels primarily due to high raw-material costs.
Aerospace and Defense Segment Results
     Timken’s Aerospace and Defense business serves the civil aviation, defense, health and machine-tool sectors with original equipment and aftermarket solutions. The company’s aerospace products are found in engines, gearboxes and helicopter transmissions.
     Aerospace and Defense had first-quarter sales of $102.1 million, up 39 percent from $73.7 million for the same period last year. The increase was driven primarily by the Purdy acquisition, completed in the fourth quarter of last year, as well as strong demand and favorable pricing. Excluding the Purdy acquisition, organic Aerospace and Defense sales rose approximately 10 percent.

The Timken Company	-4-

     First-quarter EBIT was $7.2 million, up 10 percent from $6.5 million in the prior-year period. Performance benefited from the Purdy acquisition and pricing, partially offset by investments in capacity expansions, including the aerospace and precision products plant in Chengdu, China, and higher manufacturing and logistics costs associated with managing strong demand through constrained facilities.
     Timken expects aerospace demand to remain strong and performance to benefit from the integration of the Purdy acquisition, improved manufacturing performance and pricing, driving margin improvement for 2008 compared to 2007.
Steel Group Results
     Sales for the Steel Group, including inter-group sales, were $425.0 million, an increase of 9 percent from $390.3 million for the same period last year. Excluding the net impact of the BSI acquisition and divestment of the group’s steel tube manufacturing operations in England in 2007, sales increased 16 percent. The increase was driven by raw-material surcharges and higher demand in the energy sector, partially offset by lower demand in automotive-related sectors.
     First-quarter EBIT was $53.4 million, down 19 percent from $65.5 million in the prior-year period. The company benefited from higher volume, favorable mix and surcharges, which were more than offset by the negative impact of higher LIFO expense, as well as significantly higher raw-material costs and inflation in manufacturing costs.
     The company expects Steel Group performance in 2008 to be comparable to 2007, as strong demand and the favorable impact of the BSI acquisition are anticipated to be offset by LIFO expense, driven by significant inflation in the cost of raw-materials and consumables.
Outlook
     The company expects earnings per diluted share for 2008, excluding special items, to be $2.75 to $2.95 for the year and $0.73 to $0.83 for the second quarter,

The Timken Company	-5-

compared to $2.40 and $0.73, respectively, for the same periods in 2007. Global industrial demand is expected to remain strong in 2008 as additional capacity comes online in key growth markets. Timken will continue to pursue pricing, portfolio management and better execution to improve operating results, which are expected to contribute to anticipated record performance for the company in 2008.
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Wednesday, April 30, 2008
11 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 24734622

Replay Dial-In through May 7, 2008:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors
About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers to perform faster and more efficiently. With sales of $5.2 billion in 2007, operations in 27 countries and approximately 25,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the future performance of the specific reporting segments and the company’s financial performance, including the information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the completion of the company’s financial statements for the first quarter of 2008; fluctuations in raw-material and energy costs and the operation of the company’s surcharge mechanisms; the company’s ability to respond to the changes in its end markets, especially the North American automotive industry; changes in the financial health of the company’s customers; changes in the expected costs associated with product warranty claims; and the impact on operations of general economic conditions, higher raw-material and energy costs, fluctuations in customer demand and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without

The Timken Company	-6-

limitation, the implementation of its Mobile Industries segment restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007, page 8. The company undertakes no obligation to update or revise any forward-looking statement.
###

The Timken Company	-7-

(Unaudited)

CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED		ADJUSTED (1)
(Dollars in thousands, except share data)	Q1 2008	Q1 2007	Q1 2008	Q1 2007

Net sales	$1,434,670	$1,284,513	$1,434,670	$1,284,513
Cost of products sold	1,121,759	1,016,651	1,121,759	1,016,651
Manufacturing rationalization/reorganization expenses — cost of products sold	1,374	11,843	—	—

Gross Profit	$311,537	$256,019	$312,911	$267,862
Selling, administrative & general expenses (SG&A)	177,138	162,973	177,138	162,973
Manufacturing rationalization/reorganization expenses — SG&A	808	1,330	—	—
(Gain) loss on divestitures	(8)	354	—	—
Impairment and restructuring	2,876	13,776	—	—

Operating Income	$130,723	$77,586	$135,773	$104,889
Other (expense)	(5,772)	(2,254)	(5,772)	(2,254)
Special items — other income	20,354	343	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$145,305	$75,675	$130,001	$102,635
Interest expense, net	(9,600)	(7,689)	(9,600)	(7,689)

Income From Continuing Operations Before Income Taxes	$135,705	$67,986	$120,401	$94,946
Provision for income taxes	51,240	(6,268)	41,538	32,471

Income From Continuing Operations	$84,465	$74,254	$78,863	$62,475

Income from discontinued operations net of income taxes, special items (3)	—	940	—	—
Income from discontinued operations net of income taxes, other (3)	—	—	—	—

Net Income	$84,465	$75,194	$78,863	$62,475

Earnings Per Share — Continuing Operations	$0.89	$0.79	$0.83	$0.66
Earnings Per Share — Discontinued Operations	—	0.01	—	—

Earnings Per Share	$0.89	$0.80	$0.83	$0.66

Diluted Earnings Per Share — Continuing Operations	$0.88	$0.78	$0.82	$0.66
Diluted Earnings Per Share — Discontinued Operations	—	0.01	—	—

Diluted Earnings Per Share	$0.88	$0.79	$0.82	$0.66

Average Shares Outstanding	95,254,264	93,963,797	95,254,264	93,963,797
Average Shares Outstanding-assuming dilution	95,982,217	94,811,930	95,982,217	94,811,930

BUSINESS SEGMENTS
(Dollars in thousands) (Unaudited)	Q1 2008	Q1 2007

Mobile Industries Segment
Net sales to external customers	$635,295	$609,455
Adjusted earnings (loss) before interest and taxes (EBIT) * (2)	26,609	20,888
Adjusted EBIT Margin (2)	4.2%	3.4%

Process Industries Segment
Net sales to external customers	$312,169	$248,867
Intergroup sales	409	366

Total net sales	$312,578	$249,233
Adjusted earnings before interest and taxes (EBIT) * (2)	59,899	27,064
Adjusted EBIT Margin (2)	19.2%	10.9%

Aerospace and Defense Segment
Net sales to external customers	$102,132	$73,714
Adjusted earnings before interest and taxes (EBIT) * (2)	7,177	6,509
Adjusted EBIT Margin (2)	7.0%	8.8%

Total Bearings and Power Transmission Group
Net sales to external customers	$1,049,596	$932,036
Intergroup sales	409	366

Total net sales	$1,050,005	$932,402
Adjusted earnings before interest and taxes (EBIT) * (2)	93,685	54,461
Adjusted EBIT Margin (2)	8.9%	5.8%

Steel Group (3)
Net sales to external customers	$385,074	$352,477
Intergroup sales	39,914	37,815

Total net sales	$424,988	$390,292
Adjusted earnings before interest and taxes (EBIT) * (2)	53,379	65,526
Adjusted EBIT Margin (2)	12.6%	16.8%

Unallocated corporate expense	$(16,425)	$(16,228)

Intergroup eliminations income (expense) (4)	$(638)	$(1,124)

Consolidated
Net sales to external customers	$1,434,670	$1,284,513
Adjusted earnings before interest and taxes (EBIT) * (2)	$130,001	$102,635
Adjusted EBIT Margin (2)	9.1%	8.0%

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/ reorganization and special charges and credits for all periods shown.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(3)	Discontinued Operations reflects the December 8, 2006 sale of Timken Latrobe Steel. Steel Group Net sales and Adjusted EBIT have been changed to exclude Timken Latrobe Steel for all periods. Income From Discontinued Operations Net of Income Taxes, Special Items includes the gain on sale. Income From Discontinued Operations Net of Income Taxes, Other includes prior activity of Timken Latrobe Steel in accordance with the sales agreement.

(4)	Intergroup eliminations represent intergroup profit or loss between the Steel Group and the Bearings and Power Transmission Group

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Dollars in thousands) (Unaudited)	Mar 31, 2008	Dec 31, 2007

Short-term debt	$148,032	$142,568
Long-term debt	725,239	580,587

Total Debt	873,271	723,155
Less: Cash and cash equivalents	(68,206)	(30,144)

Net Debt	$805,065	$693,011

Shareholders’ equity	$2,069,493	$1,960,669

Ratio of Total Debt to Capital	29.7%	26.9%
Ratio of Net Debt to Capital (Leverage)	28.0%	26.1%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as total debt plus shareholder’s equity.
Management believes Net Debt is more indicative of Timken’s financial position, due to the amount of cash and cash equivalents.

Reconciliation of GAAP net income and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	First Quarter
	2008		2007
(Dollars in thousands, except per share data) (Unaudited)	$	EPS	$	EPS (1)

Net income	$84,465	$0.88	$75,194	$0.79

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	1,374	0.01	11,843	0.12
Manufacturing rationalization/reorganization expenses — SG&A	808	0.01	1,330	0.01
(Gain) loss on divestiture	(8)	—	354	—
Impairment and restructuring	2,876	0.03	13,776	0.15
Special items — other (income)	(20,354)	(0.21)	(343)	—
Provision for income taxes (2)	9,702	0.10	(38,739)	(0.41)
Income from discontinued operations net of income taxes, special items (3)	—	—	(940)	(0.01)

Adjusted net income	$78,863	$0.82	$62,475	$0.66

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the tax effect of pre-tax special items on our effective tax rate, as well as the impact of discrete tax items recorded during the quarter.

(3)	Discontinued Operations relates to the sale of Latrobe Steel on December 8, 2006.

Reconciliation of GAAP income from continuing operations and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted income from continuing operations and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

		First Quarter
	2008		2007
(Dollars in thousands, except per share data) (Unaudited)	$	EPS	$	EPS (1)

Income from continuing operations	$84,465	$0.88	$74,254	$0.78

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	1,374	0.01	11,843	0.12
Manufacturing rationalization/reorganization expenses — SG&A	808	0.01	1,330	0.01
(Gain) loss on divestiture	(8)	—	354	—
Impairment and restructuring	2,876	0.03	13,776	0.15
Special items — other (income)	(20,354)	(0.21)	(343)	—
Provision for income taxes (2)	9,702	0.10	(38,739)	(0.41)

Adjusted income from continuing operations	$78,863	$0.82	$62,475	$0.66

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the tax effect of pre-tax special items on our effective tax rate, as well as the impact of discrete tax items recorded during the quarter.
Reconciliation of Outlook Information.
Expected earnings per diluted share for the 2008 full year and second quarter exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/ reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2008 and if so, in what amount.

Reconciliation of GAAP Income from Continuing Operations before Income Taxes
This reconciliation is provided as additional relevant information about the company’s performance. Management believes Consolidated adjusted earnings before interest and taxes (EBIT) and Total Bearings and Power Transmission Group adjusted EBIT are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP Income from Continuing Operations before Income Taxes to Consolidated adjusted EBIT in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	First Quarter
	2008	2007
(Thousands of U.S. dollars) (Unaudited)	$	$

Income from Continuing Operations before Income Taxes	$135,705	$67,986

Pre-tax reconciling items:
Interest expense	10,998	9,644
Interest (income)	(1,398)	(1,955)
Manufacturing rationalization/reorganization expenses — cost of products sold	1,374	11,843
Manufacturing rationalization/reorganization expenses — SG&A	808	1,330
(Gain) loss on divestiture	(8)	354
Impairment and restructuring	2,876	13,776
Special items — other (income)	(20,354)	(343)

Consolidated adjusted earnings before interest and taxes (EBIT)	$130,001	$102,635

Steel Group adjusted earnings before interest and taxes (EBIT)	(53,379)	(65,526)
Unallocated corporate expense	16,425	16,228
Intergroup eliminations expense (income)	638	1,124

Total Bearings and Power Transmission Group
adjusted earnings before interest and taxes (EBIT)	$93,685	$54,461

CONDENSED CONSOLIDATED BALANCE SHEET	Mar 31,	Dec 31,
(Dollars in thousands) (Unaudited)	2008	2007

ASSETS
Cash & cash equivalents	$68,206	$30,144
Accounts receivable	845,927	748,483
Inventories	1,185,498	1,087,712
Other current assets	165,307	178,912

Total Current Assets	2,264,938	2,045,251
Property, plant & equipment	1,753,656	1,722,081
Goodwill	281,531	271,784
Other assets	351,119	340,121

Total Assets	$4,651,244	$4,379,237

LIABILITIES
Accounts payable & other liabilities	$519,616	$528,052
Short-term debt	148,032	142,568
Income taxes	60,982	21,787
Accrued expenses	198,686	212,015

Total Current Liabilities	927,316	904,422
Long-term debt	725,239	580,587
Accrued pension cost	163,590	169,364
Accrued postretirement benefits cost	660,850	662,379
Other non-current liabilities	104,756	101,816

Total Liabilities	2,581,751	2,418,568

SHAREHOLDERS’ EQUITY	2,069,493	1,960,669

Total Liabilities and Shareholders’ Equity	$4,651,244	$4,379,237

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended
	Mar 31,	Mar 31,
(Dollars in thousands) (Unaudited)	2008	2007

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$84,465	$75,194
Earnings from discontinued operations	—	(940)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,475	54,500
Pension and other postretirement expense	25,811	32,733
Pension and other postretirement benefit payments	(25,867)	(56,851)
Accounts receivable	(71,624)	(64,776)
Inventories	(68,578)	(17,791)
Accounts payable and accrued expenses	(1,973)	(52,615)
Other	(12,620)	23,904

Net Cash (Used) by Operating Activities — Continuing Operations	(12,911)	(6,642)
Net Cash Provided by Operating Activities — Discontinued Operations	—	940

Net Cash (Used) by Operating Activities	(12,911)	(5,702)

INVESTING ACTIVITIES
Capital expenditures	(52,417)	(60,942)
Other	29,175	3,124
Divestments	—	—
Acquisitions	(55,329)	(1,523)

Net Cash Used by Investing Activities	(78,571)	(59,341)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(16,320)	(15,152)
Net proceeds from common share activity	1,587	11,886
Net borrowings (payments) on credit facilities	139,556	66,815

Net Cash Provided by Financing Activities	124,823	63,549

Effect of exchange rate changes on cash	4,721	1,240

Increase (Decrease) in Cash and Cash Equivalents	38,062	(254)
Cash and Cash Equivalents at Beginning of Period	30,144	101,072

Cash and Cash Equivalents at End of Period	$68,206	$100,818